HYPOTHECATION AGREEMENT

THIS AGREEMENT is executed by the undersigned, GOLDEN WEST BREWING COMPANY, INC., a Delaware corporation (the "Golden West") in favor of JOHN D. GIBBS ("Lender"), to induce it to make an extension of credit to or for the account of GOLDEN WEST BREWING, INC., a Washington corporation (hereafter the "Borrower").

In consideration of the foregoing, Golden West hereby delivers to Lender the collateral described below, which is registered or recorded in the name of Golden West as collateral security for the obligation of the Borrower to Lender.

Description of Collateral

A certificate representing 100 shares of Common Stock of Golden West Brewing, Inc., a Washington corporation, duly endorsed in blank or accompanied by an Irrevocable Stock Power duly-executed in form to effect transfer (the "Collateral").

So long as Borrower is not in default (beyond any period given Borrower to cure such default) in the payment to Lender of the amounts due to Lender pursuant to Borrower's Convertible Debenture, or in the performance of any of the terms, covenants or conditions of the terms of any loan agreement on the part of Borrower to perform, Golden West’s rights and privileges with respect to the ownership and use of the Collateral shall not be diminished or interfered with by Lender.

Notwithstanding any provision in the loan agreement to the contrary, Lender shall notify Golden West, in writing, of the occurrence of any default by Borrower and shall permit Golden West a period of thirty (30) days from the date of such notice (the "Cure Period") in which to cure such default prior to proceeding to exercise any of the rights or remedies of Lender against the Collateral, including, without limitation, the right to take possession or to foreclose on the Collateral.

In case of any continuing default of the Borrower following the Cure Period as defined above, Lender may sell all or any part of the Collateral in accordance with applicable law; provided, however, that Lender shall only sell the Collateral into the public trading market for such securities.  The proceeds of any sale of the Collateral shall be applied by Lender as follows:  (a) to the payment of the expenses reasonably incident to such sale or sales for broker's fees;  (b) toward payment of the obligations of the Borrower to Lender; and (c) the surplus proceeds, if any, and all Collateral remaining unsold after full payment to Lender shall be paid and delivered to Golden West.

Golden West agrees to execute and deliver to Lender such other and further security or pledge agreements as Lender may require to effectuate the security interest contemplated hereby, and in the event of any conflict between the provisions hereof and those of any such other security agreement, the provisions of such other security agreement shall control.

This Agreement is delivered and made in and shall be construed pursuant to the laws of the State of Colorado.  It shall inure to the benefit of Lender, its successors, parent, subsidiaries, correspondents, and assigns, and shall apply to any associations or corporations herein called the Borrower and any successors or assigns and it shall be binding upon the undersigned, its legal representatives, successors and assigns.

DATED this 31st day of December, 2008.

LENDER:

/s/ John D. Gibbs

John D. Gibbs

GOLDEN WEST BREWING COMPANY, INC.

A Delaware corporation

By: /s/ John C. Power

John C. Power, CEO & Director